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                                                                      Exhibit 12
                               SEMCO ENERGY, Inc.
                       Ratio of Earnings to Fixed Charges
                             (Thousands of Dollars)


                                                                            Year Ended December 31,
                                                -----------------------------------------------------------------------------------
       Description                                  2003              2002             2001            2000 (b)           1999 (b)
---------------------------------------------   --------------   --------------   --------------   --------------    --------------
Earning as defined (a)
Income (loss) before income taxes, divid-
   ends on trust preferred securities, discon-
   tinued operations & extraordinary items      $      (33,097)  $       27,679   $       14,942   $       33,156    $       25,653
Fixed charges as defined                                48,524           45,249           45,855           43,364            21,483
Less preferred securities dividend require-
   ments of consolidated subsidiaries                   (6,616)         (13,232)         (13,235)          (7,699)             (242)
Other items                                                  0                0                0                0               158
                                                --------------   --------------   --------------   --------------    --------------

      Earnings as defined                       $        8,811   $       59,696   $       47,562   $       68,821    $       47,052
                                                ==============   ==============   ==============   ==============    ==============

Fixed charges as defined (a)
Interest expense                                $       38,701   $       30,237   $       30,945   $       32,637    $       19,193
Amortization of debt expense                             2,300            1,031              839            2,268             1,297
Estimate of interest within rental expense                 907              749              836              760               751
Preferred securities dividend requirements
   of consolidated subsidiaries                          6,616           13,232           13,235            7,699               242
                                                --------------   --------------   --------------   --------------    --------------

      Fixed charges as defined                  $       48,524   $       45,249   $       45,855   $       43,364    $       21,483
                                                ==============   ==============   ==============   ==============    ==============

Ratio of earnings to fixed charges                        0.18             1.32             1.04             1.59              2.19
                                                ==============   ==============   ==============   ==============    ==============


Notes:

(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) The ratio of earnings to fixed charges calculations for years prior to 2001 have been restated to account for the effect of discontinuing the Company's engineering business during the fourth quarter of 2001.